Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Cohu, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity (2)	Common Stock	Other (4)	3,200,000	$40.10 (4)	$128,304,000.00	0.00011020	$14,139.10
Equity (3)	Common Stock	Other (5)	600,000	$34.08 (5)	$20,448,450.00	0.00011020	$2,253.42
Total Offering Amounts				-	$148,752,450.00	-	$16,392.52
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$16,392.52

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock (the “Common Stock”) that become issuable under the 2005 Equity Incentive Plan (as amended, the “2005 Plan”) and the 1997 Employee Stock Purchase Plan (as amended, the “1997 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents additional shares of the Registrant’s Common Stock available for issuance under the 2005 Plan, as of August 4, 2023.

(3)	Represents additional shares of the Registrant’s Common Stock available for issuance under the 1997 ESPP, as of August 4, 2023.

(4)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act. The maximum offering price per share is based on the average of the high and low selling prices per share of the Registrant’s Common Stock on August 3, 2023, as reported on the NASDAQ Global Select Market.

(5)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act. The maximum offering price per share is based on 85% of the average of the high and low selling prices per share of the Registrant’s Common Stock on August 3, 2023, as reported on the NASDAQ Global Select Market. Pursuant to the 1997 ESPP, the purchase price of a share of the Registrant’s Common Stock shall be an amount equal to 85% of the fair market value of a share of Common Stock, calculated pursuant to such plan.